Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                              Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com








FOR FURTHER INFORMATION:

AT THE COMPANY:                                 INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                  Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                            (208) 241-3704 Voice
(702) 794-9442 Fax                              (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                   Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                    RIVIERA REPORTS FIRST QUARTER 2003 RESULTS

         LAS VEGAS, NV - April 22, 2003 -- Riviera Holdings Corporation (AMEX:
RIV) today reported financial results for the first quarter ended March 31, 2003. The Company reported a $675,000 improvement in operating results in the first quarter of 2003. The net loss for the quarter was ($2.16 million) or ($0.62) per share compared with a net loss of ($2.83 million) or ($0.82) per share in the first quarter of 2002. EBITDA (Earnings Before Interest, Income Taxes, Depreciation and Amortization) was $8.9 million, up $758,000 or 9.3 percent from the first quarter of 2002. Net revenues for the quarter were $47.5 million, up $1.0 million or 2.1 percent from $46.5 million in the first quarter of 2002. Income from operations was $4.7 million, up $1.0 million or 27.9 percent from the first quarter of 2002. Income from operations varies from EBITDA due to depreciation.

First Quarter 2003 Highlights

 * Consolidated income from operations increased by 27.9 percent to $4.7 million
 * Consolidated EBITDA increased by 9.3 percent to $8.9 million
 * Riviera Las Vegas income from operations increased $935,000 or 28.2 percent to $4.3 million
 * Riviera Las Vegas EBITDA increased $727,000 or 11.5 percent to $7.0 million
 * Riviera Las Vegas occupancy was 92.0 percent compared with 87.9 percent in the first quarter of 2002, ADR (Average Daily Rate) was $61.84 in 2003, compared to $62.32 in 2002
 * Riviera Black Hawk contributed $1.6 million of income from operations, an increase of $142,000 or 9.9 percent from the first quarter of 2002
 * Riviera Black Hawk contributed $3.0 million in EBITDA an increase of $79,000 or 2.7 percent from the first quarter of 2002

Riviera Las Vegas

         Robert Vannucci, President of Riviera Las Vegas said, "We are pleased that, given current world events and economic conditions, our operating results improved in the first quarter of 2003. EBITDA increased by $727,000, or 11.5 percent over the first quarter of 2002. Net revenues increased by $1 million or
3.0 percent over the prior year.

         Slot volume (coin-in) increased by 6.3 percent over last year. Slot win increased by $394,000 or 3.6 percent. Room occupancy for the first quarter was
92.0 percent, up from last year's 87.9 percent. Our ADR was down $0.48 to $61.84 for the quarter. Rev Par (revenue per available room), however, increased 3.9 percent or $2.16 to $56.92. Total room revenue increased by $506,000, or 4.7 percent over the same period last year. Leisure room nights were up 11.8 percent, while convention room nights were down 7.4 percent due primarily to slow room bookings from a January convention and from a large increase in Internet bookings. Convention attendees appear to be using the Internet to book rooms versus booking through the convention block. The change in our occupancy mix stimulated increases in entertainment and food and beverage revenues.

         Short term incoming call volumes, slightly lower than prior year, were offset by a substantial increase in Internet room bookings which were up 73 percent or 28,000 room nights over the prior year. The market continues to see growth in small meetings and conventions. The new convention space at the Las Vegas and Mandalay Bay Convention Centers are attracting additional multi-property conventions. The Riviera's convention and flexible meeting space and our proximity to the Las Vegas Convention Center position us to capitalize on the recent growth in small meetings and conventions in the Las Vegas area.

         We are confident that a resolution to global uncertainties and an improving economy will encourage travel from traditional long haul markets and increase consumer spending."

Riviera Black Hawk

         Ron Johnson, President of Riviera Black Hawk, said, We are very pleased with the first quarter performance of our casino in Black Hawk. Although first quarter revenues were $11.8 million, essentially flat compared with last year's first quarter, EBITDA was $3.0 million, up 2.7 percent over last year. Our performance was accomplished in spite of disruptive winter weather in Black Hawk during February and March. One winter storm in March forced the closure of our casino for three days. The Denver area economy also continued to show weakness during the quarter. These negative factors resulted in a 6.8 percent reduction in first quarter gaming revenues for the Black Hawk market. We are encouraged that several marketing adjustments that were implemented in the early part of last year's fourth quarter helped us to offset the negative events of the first quarter. We continue to monitor market conditions and are prepared to make adjustments accordingly.

Consolidated Operations and New Venues

         William L. Westerman, Chairman of the Board and CEO, said, We are pleased that in the first quarter we were able to increase consolidated EBITDA by 9 percent with a 2 percent increase in net revenues.

         We continue to pursue previously announced expansion opportunities in New Mexico and Missouri. We are scheduled to make our presentation for a combination racetrack/casino in Hobbs, New Mexico to the New Mexico Racing Commission the fourth week of May. We currently anticipate making a presentation for a casino in Jefferson County Missouri to the Missouri Gaming Commission sometime this summer.

         With $25 million of cash and a $30 million line of credit, we are satisfied with our liquidity, and our ability to competitively maintain our existing properties and to continue to finance our diversification activities.

Conference Call Information:

         In conjunction with the release of first quarter 2003 financial results, Riviera will broadcast a conference call on Tuesday, April 22, 2003 at 2 p.m. EDT. The live broadcast is available over the Internet at http://www.firstcallevents.com/service/ajwz379176587gf12.html or by dialing 800-311-0799. A rebroadcast of the conference is available through April 25, 2003 by dialing 719-457-0820, passcode 761241.

Safe Harbor Statement:

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve significant risks and uncertainties including expansion timetables, hotel and casino market conditions, financing requirements, regulatory approvals and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for December 31, 2002 and Forms 10-Q, S-4 and 8-K filed during 2003. Actual results may differ materially.

About Riviera Holdings:

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV.

                                                 -- Tables Follow --


Riviera Holdings Corporation
Financial Summary
                                            Three Months Ended Mar. 31,
             ($ In 000s)                  2003       2002       Var      %Var
                                          ----       ----       ---      ----
Net Revenues:
Riviera Las Vegas                        $35,735    $34,709    $1,026     3.0%
Riviera Black Hawk                       11,756     11,789       (33)    -0.3%
                                         -------    -------      ----
  Total Net Revenues                      47,491     46,498       993     2.1%
Operating Income:
Riviera Las Vegas                          4,257      3,322       935    28.2%
Riviera Black Hawk                         1,570      1,428       142     9.9%
Corporate Expenses                       (1,111)    (1,063)      (48)    -4.5%
                                         -------    -------      ----
  Total Operating Income                   4,716      3,687     1,029    27.9%
EBITDA:
Riviera Las Vegas                          7,025      6,298       727    11.5%
Riviera Black Hawk                         3,025      2,946        79     2.7%
Corporate Expenses                       (1,111)    (1,063)      (48)    -4.5%
                                         -------    -------      ----
  Total EBITDA                             8,939      8,181       758     9.3%

EBITDA Margins:
Riviera Las Vegas                          19.7%      18.1%
Riviera Black Hawk                         25.7%      25.0%
Consolidated                               18.8%      17.6%

 Net income (loss)                      $(2,159)   $(2,834)   $   675    23.8%

Weighted average basic and diluted
 shares outstanding                       3,468      3,437
Basic and diluted earnings (loss)
 per share                               $(0.62)    $(0.82)

(1) EBITDA consists of earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company's business segment properties' performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. A reconciliation of EBITDA to operating income is included in the financial schedules accompanying this release.


Riviera Holdings Corporation
Reconciliation of Operating Income (Loss) to EBITDA:
         ($ In 000's)
                        Operating                      Management
                       Income/(Loss)   Depreciation       Fee         EBITDA
First Quarter 2003:
Riviera Las Vegas       $ 4,257          $ 3,114      $  (346)       $ 7,025
Riviera Black Hawk        1,570            1,109          346          3,025
Corporate                (1,111)               -            -         (1,111)
                         -------          ------         -----        -------
                        $ 4,716          $ 4,223      $     -        $ 8,939

First Quarter 2002:
Riviera Las Vegas       $ 3,322          $ 3,335      $  (359)       $ 6,298
Riviera Black Hawk        1,428            1,159          359          2,946
Corporate                (1,063)               -            -         (1,063)
                         -------          ------         -----        -------
                        $ 3,687          $ 4,494       $    -        $ 8,181



    Balance Sheet Summary
        ($ In 000's)
                                               Mar 31,          Dec 31,
                                                2003             2002
                                        ---------------------------------
  Cash and short term investments                 $25,192        $20,220
  Total current assets                             34,919         30,022
  Property and equipment, net                     184,724        188,233
  Total assets (a)                                237,140        235,896
  Total current liabilities                        32,450         28,409
  Long-term debt, net of current portion          215,880        216,694
  Total shareholders' (deficiency) equity (b)     (17,761)       (15,672)



  (a) Includes capitalized costs associated with the Missouri venture of $1.3 million and the New Mexico venture of $1.2 million in 2003.
  (b) Includes loss on extinguishments of debt of $11.2 million and net interest expense due to defeasance of $2.7 million in 2002.


RIVIERA HOLDINGS CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS Three Months Ending March 31,
2003 and 2002

                                 ($ In 000's)               2003         2002
                                                      --------------------------
Revenues:
  Casino                                              $    26,377   $    26,063
  Rooms                                                     11,225       10,719
  Food and beverage                                          8,013        7,859
  Entertainment                                              4,399        4,208
  Other                                                      1,951        2,051
                                                      --------------------------
       Total                                                51,965       50,900
                                                      --------------------------
   Less promotional allowances                               4,474        4,402
                                                      --------------------------
            Net revenues                                    47,491       46,498
                                                      --------------------------
COSTS AND EXPENSES:
  Direct costs and expenses of operating departments:
    Casino                                                  14,070       14,372
    Rooms                                                    5,853        5,454
    Food and beverage                                        5,304        5,090
    Entertainment                                            2,956        2,787
    Other                                                      649          680
  Other operating expenses:
    General and administrative                               9,720        9,934
     Depreciation and amortization                           4,223        4,494
                                                      --------------------------
            Total costs and expenses                        42,775       42,811
                                                      --------------------------
INCOME FROM OPERATIONS                                       4,716        3,687
                                                      --------------------------
OTHER INCOME (EXPENSE):
  Interest expense                                         (6,881)      (6,688)
  Interest income                                              13          179
  Other, net                                                   (7)         (12)
                                                      --------------------------
            Total other income (expense)                   (6,875)      (6,521)
                                                      --------------------------
NET INCOME (LOSS)                                     $    (2,159)    $ (2,834)
                                                      --------------------------

EARNINGS PER SHARE DATA:

Weighted average common & common equivalent shares          3,468        3,437
                                                      --------------------------
Diluted earnings (loss) per share                      $    (0.62)   $   (0.82)
                                                      ==========================

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